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                 January 22, 2021

       Matthew Cullen
       General Counsel
       Porch Group, Inc.
       2200 1st Avenue S., Suite 300
       Seattle, Washington 98134

                                                        Re: Porch Group, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed January 15,
2021
                                                            File No. 333-252120

       Dear Mr. Cullen:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Joshua DuClos